Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications &

Investor Relations

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

CONCORD, Calif. — February 22, 2007 — Cerus Corporation (NASDAQ:CERS) today announced results for the fourth quarter and year-ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $14.1 million, up from $5.6 million for the fourth quarter of 2005, primarily due to the receipt and recognition of $9.5 million in milestone consideration received from BioOne Corporation in the fourth quarter of 2006. Product sales of the INTERCEPT Blood System for platelets in Europe were $0.9 million during the fourth quarter of 2006 compared to $90 thousand for the same period in 2005. Total operating expenses for the fourth quarter of 2006 were $12.0 million, up from $9.0 million for the same period in 2005, due primarily to European commercialization activities for the INTERCEPT Blood System, costs incurred to initiate and maintain Phase I clinical trials for the red blood cell system and CRS-100 product candidates, and non-cash stock-based compensation as a result of adopting FAS 123R.

Net income for the fourth quarter of 2006 was $3.0 million or $0.10 per share, compared to a net loss of $3.9 million or $0.17 per share, for the fourth quarter of 2005.

For the year ended December 31, 2006, total revenues were $35.6 million compared to $24.4 million for the same period in 2005. Product sales for the year ended December 31, 2006, were $3.0 million compared to $0.5 million for the same period in 2005. Net loss was $4.8 million, or $0.18 per share for the year ended December 31, 2006, compared to a net income of $13.1 million or $0.55 per diluted share for the same period in 2005. The net loss for the year ended December 31, 2006, compared to the net income for 2005 is attributable to increased expenses associated with European commercialization activities, costs associated with our Phase I clinical trials, and non-cash stock-based compensation associated with the adoption of FAS123R in 2006, offset by the higher revenues recognized during 2006. Results for 2005 were favorably affected by recognition of a one-time gain of $22.1 million associated with the settlement of a loan dispute with Baxter. At December 31, 2006, the company had cash, cash equivalents and short-term investments of $93.4 million as compared with $45.8 million at the end of 2005.

“We have made significant progress, delivering on major milestones over the past year, “ said Claes Glassell, president and chief executive officer of Cerus Corporation. “Our commercial development efforts in Europe are gaining momentum and we continue to increase the number of paying customers for the INTERCEPT Blood System.”

Highlights from the fourth quarter and recent developments include:

•	Received CE mark approval for the INTERCEPT Blood System for Plasma in Europe;

•	Received French national approval for plasma system;

•	Received first German regulatory approval for blood bank to sell INTERCEPT-treated platelets;

•	Received $9.5 million in cash and equity consideration for milestone obligation from BioOne; and

•	Raised $24.3 million in registered direct offering of common stock.

Quarterly Conference Call

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. To access the webcast via the internet, log on to www.cerus.com. Alternatively, you may access the live conference call by dialing 866-383-8108 (U.S.) or 617-597-5343 (International) and dial participant passcode 27219354. A telephone replay will be available approximately two hours after the call through 5:00 p.m. EST, February 27, 2007. To access the replay, please call 888-286-8010 (U.S.) or 617-801-6888 and enter passcode 65485120. The webcast will be archived on www.cerus.com through March 22, 2007.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Milestones and development funding	$12,142	$2,878	$22,760	$11,697
Government grant and cooperative agreements	1,081	2,642	9,845	12,189
Product revenue	926	90	2,975	485

Total Revenue	14,149	5,610	35,580	24,371

Operating expenses:
Cost of product revenue	705	—	1,541	—
Research and development	7,438	6,578	29,507	24,134
Selling, general, and administrative	3,861	2,380	14,012	9,578

Total operating expenses	12,004	8,958	45,060	33,712

Income (Loss) from operations	2,145	(3,348)	(9,480)	(9,341)
Interest income (expense) and other, net	865	(546)	4,701	22,405

Income before income taxes	3,010	(3,894)	(4,779)	13,064
Income taxes	—	—	—	—
Net income (loss)	$3,010	$(3,894)	$(4,779)	$13,064

Net income (loss) per share:
Basic	$0.10	$(0.17)	$(0.18)	$0.58
Diluted	$0.10	$(0.17)	$(0.18)	$0.55
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	28,800	22,430	26,870	22,350
Diluted	30,180	22,430	26,870	23,950

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$93,416	$45,805
Accounts receivable and other current assets	7,494	5,200
Inventories	1,833	—
Property and equipment, net	1,627	1,235
Other assets	11,447	6,420

Total Assets	$115,817	$58,660

Accounts payable and accrued liabilities	$14,144	$7,289
Current loan and interest payable	—	4,826
Deferred gain	586	—
Deferred revenues	—	11,135
Other current liabilities	84	67
Other long-term liabilities	32	68

Total liabilities	14,846	23,385

Stockholders’ equity	100,971	35,275

Total liabilities and stockholders’ equity	$115,817	$58,660

###